Exhibit 4.03

AMENDMENT
CONVERTIBLE PROMISSORY NOTE
DOCUMENT B-04282009b

On or about October 20, 2009, the parties agreed that the following Convertible Promissory Note by and between Cord Blood America, Inc. and JMJ Financial is hereby amended as follows:

•   Document B-04282009b. Prepayment is not permitted.

ALL OTHER TERMS AND CONDITIONS OF THE ORIGINAL CONVERTIBLE PROMISSORY NOTE DOCUMENT B-04282009b REMAIN IN FULL FORCE AND EFFECT.

Please indicated acceptance and approval of this amendment by signing below:

/s/Matthew Schissler	/s/
Matthew Schissler	JMJ Financial / Its Principal
Chairman & CEO Cord Blood America, Inc.